Exhibit 99.2

FORM OF LETTER TO REGISTERED HOLDERS

SUBSCRIPTION RIGHTS FOR THE EXERCISE OF UNITS CONSISTING OF

UP TO AN AGGREGATE OF [        ] SHARES OF MARSHALL EDWARDS, INC. COMMON

STOCK AND WARRANTS FOR THE PURCHASE OF UP TO AN AGGREGATE OF [        ]

SHARES OF COMMON STOCK

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. EASTERN TIME

ON [        ], 2012, SUBJECT TO EXTENSION OR EARLIER CANCELLATION.

[        ], 2012

Dear Stockholder:

Enclosed is a copy of the prospectus, dated March [        ], 2012 (the “Prospectus”), relating to the rights offering (the “Rights Offering”) by Marshall Edwards, Inc. (“we”, “us”, “our” or the “Company”) of the Company’s units (“Units”). Each Unit will consist of [        ] share[s] of our common stock, par value $0.00000002 per share (the “Common Stock”), and warrants to purchase an additional [        ] shares of Common Stock, which will be issued upon the exercise of non-transferable subscription rights (the “Subscription Rights”) that are being distributed at no charge to all holders of record, as well as holders of our Series A warrants (collectively, the “Record Holders”), as of 5:00 p.m. Eastern time on [        ], 2012 (the “Record Date”). Please carefully review the Prospectus, which describes how you can participate in the Rights Offering. You will find answers to some frequently asked questions about the Rights Offering beginning on page [        ] of the Prospectus. You should also refer to the detailed Instructions for Use of Marshall Edwards, Inc. Subscription Rights Certificate included with this letter. The exercise of Subscription Rights is irrevocable.

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING:

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On the Record Date, which is 5:00 p.m. Eastern time, on [        ], 2012, we are distributing to each Record Holder, at no charge, [        ] Subscription Right for each share of Common Stock owned (or each share of Common Stock underlying the Series A warrants, as applicable). The Subscription Rights are evidenced by a Subscription Rights Certificate.

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Each Subscription Right gives its holder a Basic Subscription Right, which entitles the holder to purchase [        ] Units at a subscription price of $[        ] per Unit (the “Subscription Price”) upon timely delivery of the required documents and payment of the full subscription price.

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Subject to the allocation described below and the limitations described in the Prospectus, each Subscription Right also grants its holder an Over-subscription Privilege to purchase additional Units that are not purchased by other Subscription Rights holders pursuant to their Basic Subscription Rights. You are entitled to exercise your Over-subscription Privilege only if you fully exercise your Basic Subscription Rights (after giving effect to any permitted distributions, as described below).

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If you wish to exercise your Over-subscription Privilege, you should indicate the number of additional Units that you would like to purchase in the space provided on the back of your Subscription Rights Certificate. When you send in your Subscription Rights Certificate to the subscription agent, you must also send in the full Subscription Price for the number of additional Units that you have requested to purchase pursuant to your Over-subscription Privilege (in addition to the payment due for Units purchased pursuant to your Basic Subscription Rights).

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If the number of Units subscribed for pursuant to the exercise of over-subscription requests exceeds the number of Units available, we will allocate the available Units pro rata among the Subscription Rights holders exercising the Over-subscription Privilege in proportion to the number of Units each holder elected to purchase pursuant to the Over-subscription Privilege, relative to the aggregate number of Units requested in all of the over-subscription requests received from Subscription Rights holders. If this pro rata allocation results in any stockholder receiving a greater number of Units than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of Units for which the stockholder oversubscribed, and the remaining Units will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

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If you properly exercise your Over-subscription Privilege for a number of Units that exceeds the number of Units allocated to you, any excess subscription payments received by the subscription agent will be returned to you as soon as practicable, without interest or penalty, following the expiration of the Rights Offering. We may reject any over-subscription request and we reserve discretion to reject an over-subscription to the extent the Rights holder would own 5% or more of our Common Stock after the over-subscription is exercised.

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We will not issue fractional shares of Common Stock in the Rights Offering. Rights Holders will only be entitled to purchase a number of Units representing a whole number of shares of Common Stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. Any excess subscription payments that the subscription agent receives will be returned, without interest or deduction, as soon as practicable. Similarly, no fractional shares of Common Stock will be issued in connection with the exercise of a warrant. Instead, for any such fractional share that would otherwise have been issuable upon exercise of the warrant, the holder will be entitled to a cash payment equal to the pro-rated per share market price of the Common Stock on the last trading day preceding the exercise.

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The Subscription Rights are non-transferable; provided, however, that Record Holders may distribute their Subscription Rights to their own shareholders, members and general or limited partners. Subscription Rights will not be listed for trading on the NASDAQ Capital Market, any other stock exchange or market, or on the OTC Bulletin Board. Any distributee of any of Subscription Rights must exercise those Subscription Rights on the same terms and subject to the same conditions as apply to you when exercising the distributed rights. You must effect any such distribution in sufficient time for the Subscription Agent to receive proper evidence of the distribution of your Subscription Rights. Holders who intend to make a permitted distribution of their Subscription Rights must contact the Subscription Agent in advance of such distribution to request copies of the required documentation. Subscription Rights, whether or not distributed, must be exercised prior to the expiration of the Rights Offering or they will terminate

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If rights holders wish to exercise their Subscription Rights, they must do so prior to 5:00 p.m., Eastern Time, on [        ], 2012 (the “Expiration Date”), subject to extension or earlier cancellation. Any Subscription Rights not exercised prior to the Expiration Date will expire.

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You are not required to exercise any or all of your Subscription Rights. We will deliver to each Subscription Rights holder who purchases Units in the Rights Offering a certificate or certificates representing the shares of Common Stock and warrants comprising such Units as soon as practicable after the Expiration Date.

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In connection with the exercise of the Over-subscription Privilege, brokers, dealers, custodian banks and other nominee holders of Subscription Rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of Subscription Rights that have been exercised pursuant to Basic Subscription Rights, whether the Basic Subscription Rights of each beneficial owner of Subscription Rights on whose behalf the nominee holder is acting have been exercised in full, and the number of Units being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf the nominee holder is acting.

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If your shares are held in your name, a Subscription Rights Certificate is enclosed. If your shares are otherwise held in the name of your broker, dealer, custodian bank or other nominee, you must contact such nominee if you wish to participate in this Rights Offering.

If you do not exercise your Subscription Rights, your ownership interest in the Company may be diluted. Please see page [ ] of the Prospectus for a discussion of risk factors relating to the Rights Offering.

If you have any questions regarding the Rights Offering, completing a Subscription Rights Certificate or submitting payment in the Rights Offering, please contact the Information Agent, Georgeson, Inc., at (866) 628-6021 (toll free) or, for banks and brokers, at (212) 440-9800. Any questions regarding Marshall Edwards, Inc. may be directed to Marshall Edwards, Inc.’s investor relations department at investor@marshalledwardsinc.com or (858) 369-7199.

Sincerely,

Daniel P. Gold
President and Chief Executive Officer